Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-165049

Supplement to the Prospectus Supplement dated September 8, 2010 and the Prospectus dated September 8, 2010

Nomura Holdings, Inc.

Medium-Term Notes, Series A

This supplement should be read in conjunction with the prospectus supplement dated September 8, 2010 and the prospectus dated September 8, 2010.

This supplement amends and restates the section “Validity of the Notes” of the prospectus supplement dated September 8, 2010 as follows:

VALIDITY OF THE NOTES

The validity of the notes that may be issued after the date of this prospectus supplement will be passed upon for Nomura Holdings, Inc. by Sullivan & Cromwell LLP as to matters of New York law and by Anderson Mori & Tomotsune as to matters of Japanese law. Simpson Thacher & Bartlett LLP, United States counsel for the agents, will pass upon the validity of the notes as to matters of New York law for the agents. The opinions of Sullivan & Cromwell LLP, Anderson Mori & Tomotsune and Simpson Thacher & Bartlett LLP will be based on assumptions about future actions required to be taken by Nomura Holdings, Inc. and the trustee in connection with the issuance and sale of the notes, about the specific terms of the notes and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities or passed upon the accuracy or adequacy of this supplement. Any representation to the contrary is a criminal offense.

Supplement dated January 11, 2011.